Exhibit 99.1

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

USA MOBILITY

Moderator: Vincent Kelly

May 11, 2005
10:00 a.m. CT

Operator: Good morning and welcome to USA Mobility’s first quarter investor update conference call. Today’s conference is being recorded.

Online today, we have Vince Kelly, President and CEO; Peter Barnett, (CTO); Tom Schilling, CFO; and Stan Sech, COO.

At this time for opening comments, I will turn the call over to Mr. Kelly. Please go ahead, sir.

Vincent Kelly: Good morning. Thank you for joining us for this company update. Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income, as well as other predictive statements or plans dependent upon future events or conditions. These statements represent the company’s estimates only on the date of this conference call, and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the company believes to be reasonable based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete contained in our first quarter Form 10-Q and our

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

2004 Form 10-K presently on file with the Securities and Exchange Commission for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

When I last spoke to you, we talked about our post-merger operational structure, the goals and major initiatives of integrating the operations of Arch and Metrocall, and the factors that continue to influence our industry and our results.

Today, I would like to give you further perspective on USA Mobility’s subscriber (trend), as well as walk you through the progress we have made on the integration front. Tom Schilling, our Chief Financial Officer, will provide added insight on our revenues, expenses and certain other financial results for the quarter.

With respect to our subscriber (trend), as of March 31st, 2005, we had 5,858,000 subscriber units in service, consisting of 4,790,000 direct units in service, and 1,068,000 indirect units in service. Net disconnects for the quarter were 344,000, or 5.5 percent, compared with net disconnects of 384,000, or 5.8 percent, for our fourth quarter of last year; and 499,000, or 6.3 percent, on a pro forma basis for the first quarter of 2004.

In fact, our disconnect rate improved each month in the first quarter, from losing 129,000 units in service in January, to 120,000 in February, to 95,000 in March. Obviously, while we recognize that three months does not make for a long-term trend, we are encouraged by these improving results.

Although we are encouraged by this improvement in our net deactivations, subscriber churn continues to be a critical factor influencing our operations. A large part of the improvement we have seen in the quarter comes from the direct side of our business, or the business we touch.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

These are businesses that our sales professionals have a relationship with, (and to) which we provide customer service.

On the direct side, we lost 213,000 units during the quarter, for a net deactivation percentage of 4.3 percent, which was an improvement compared to pro forma losses of 249,000, and a net deactivation percentage of 4.7 percent, for the quarter ended December 31st, 2004.

We have seen further stability in many of our larger accounts in each of our three operating divisions. In fact, the top 50 accounts in each of our three divisions, comprising the top 150 accounts in the company, had a relatively stable quarter with very little unit or revenue erosion. This group represents approximately 15.7 percent of our units in service and 15 percent of our monthly recurring revenue.

Additionally, subscribers in the health services field, government, manufacturing, transportation, and education and social services sectors – our top five industry groups, comprising roughly two-thirds of our direct base – had churn and disconnect statistics below our average churn and net disconnect rates for the quarter. Collectively, they also experienced lower churn and net disconnect rates in the first quarter than the fourth quarter.

Similarly, we made progress in our health care, government and national account vertical sales initiatives. Since we already know these are among our most stable customers, we are currently running a series of sales contests as incentive to our sales professionals to bring in brand new users, as opposed to simply targeting existing users or paging services on competitors’ networks.

Throughout the balance of this year, we intend to continue to strengthen the targeting capability of our direct sales force with the use of a sales (funnel) forecasting tool that we have developed internally, as well as supplanting our internal efforts with some outside help. For instance, we are working with a consulting group on expanding our government sales prospects and initiatives.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

We will explore additional opportunities to improve our targeting effectiveness. Additionally, we are conducting market surveys with our core customers, designed to provide feedback and answer the question as to how deep our core base actually goes. While some of these – while some of the reasons (paging) customers – particularly large customers – continue to use our service are intuitive and logical, it has been a while since we surveyed our base.

We will conduct surveys with our large accounts using an internally developed program and methodology that should answer some fundamental questions about, number one, what we need to do to keep these existing customers happy; number two, what we need to do to potentially expand our business with these customers and/or show them additional complementary wireless products and services; number three, how we can avoid losing them to competitive alternative wireless technologies.

Again, we intend to use this survey program not only as an information tool, but also as a reason to dialogue with our important customers and further solidify our relationship. And I should say that the survey is not going to be a mailed survey. It is going to be a survey that is conducted through a dialogue with our division presidents and our regional vice presidents and our large account managers that have the direct relationship with the decision-maker at the customer.

Clearly, there was concern after the fourth quarter that net unit losses had increased from the third quarter pro forma levels. As we all know, units in service drives revenue, and due to the recurring nature of our business, subscriber losses in a quarter greatly impacts the revenue in the following quarter.

(We are encouraged) by the recent trends we have seen through the first quarter. We still feel that there is compelling long-term benefit proposition for paging, and have motivated and compensated our sales force accordingly. In fact, our rapid integration of the sales team that took

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

place late in the fourth quarter is now behind us, and we have seen positive signs of increasing productivity on a per-sales-rep basis throughout the first quarter.

With respect to our integration efforts, as we mentioned in our last call, there are three main expense drivers for our company. These include technical costs related to our one-way and two-way messaging networks, selling and marketing costs, and general and administrative costs related to supporting our customers and operations. It is these areas that we have organized our integration efforts around.

With respect to technical costs or service, rent, and maintenance, the key efforts that we’re presently undertaking include the two-way network rationalization, where we will eliminate one entire two-way network platform; our one-way network rationalization, where we’re going to eliminate redundant locations and excess capacity; combining our satellite resources into one common transmission platform; combining telco and networking (costs) into one integrated network; integrating the network engineering teams; and improving the pager repairs process to minimize expense in cap ex.

With respect to our two-way network rationalization program, we are in the process of decommissioning the legacy Arch two-way network, consisting of approximately 2,164 transmitter sites. In this past quarter, we started these efforts by moving two-way subscribers in 12 markets onto the legacy Metrocall network, and decommissioning a total of 293 transmitter sites with minimal difficulties.

Our decommission efforts over the next three quarters will intensify as planned, with 13 markets and approximately 741 transmitter sites in our targets for the second quarter. As I mentioned in our last call, although we will decommission sites aggressively under our plan, we will continue to be responsible for lease obligations on our transmitter sites until the underlying lease agreements expire.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

Also, we may attempt to negotiate early terminations and/or other terms with our site landlords on many of the remaining leases, (depending) on the economics associated with such negotiations. We actually moved up our deconstruction process to complete the two-way rationalization by the end of this year, as opposed to our previous target of March 31, 2006.

We made this decision notwithstanding the delay in lease expirations in order to achieve telco-related (frame) relay network savings, which we currently anticipate will be in excess of $450,000 per month by year end. In terms of the site lease cost-savings timing associated with our two-way network rationalization program, we will eventually be saving over $21 million per year in site rents alone from our current run-rate.

However, it will take us until 2009 to recognize this full benefit, as the leases terminate at various times over the next several years. I’ll explain. Over the course of 2005, we now expect to deconstruct 2,164 sites – basically the entire legacy Arch two-way network – and add back 235 sites for capacity (reasons) in large markets, yielding a net savings in site rent of approximately 1.9 million, because only 745 site leases will terminate over the course of this year.

Next year, in 2006, (we’ll) have an additional 317 site leases terminate, and we expect to add 161 capacity or fill-in sites for a net savings from our current run-rate of 6.4 million. In 2007, 632 leases terminate, and an annual savings of 13.2 million in site rent is expected. And in 2008, 428 more leases terminate, for a savings of (16.8) million. And by 2009, an additional 41 terminate, but by then, we’re saving over $21.5 million per year from our current run-rates.

Obviously, there is a delay in savings realization from the actual decommissioning of a transmitter, but eventually it comes and is meaningful. Our one-way network rationalization objectives focus on reducing the number of national and regional networks we communicate over

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

and migrating our subscribers to (key) – or as we term them, “go-to” – networks in each market we operate.

During 2005, we expect to decommission approximately 900 one-way transmitter sites from these efforts, of which 234 would decommission (through) March 31st. As with our two-way plan, we will still be obligated to pay rent on decommissioned sites until underlying leases expire.

The one-way channel rationalization process will be ongoing every year, and our actual savings will be dependent on the results of our ongoing negations with (tower) landlords in our deconstruction schedule. However, it is safe to say that we expect this process, over time, will have the largest potential long-term savings opportunity associated with our current integration efforts.

We have not detailed these costs as we did the two-way costs (because) this plan is still being analyzed and evaluated based on a myriad of factors ranging from frequency loading, paging protocols, site rent optimization, (RF) coverage, and staffing and timing issues.

We actually had to put some of our one-way rationalization on hold in the first quarter while we reallocated resources to expedite the deconstruction of the legacy Arch two-way network. With respect to our selling and marketing integration efforts, the bulk of this integration was completed, as I said, (before) the end of the fourth quarter.

As we’ve already mentioned, our selling and marketing focus for the remainder of 2005 will be concentrated on selling the company’s products to new and existing customers and increasing our productivity and effectiveness.

We’ve rolled out a new compensation plan (designed) with the goal of, number one, increasing sales productivity; number two, increasing customer revenue retention; and number three, selling

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

and promoting new products and services that complement our paging offerings, such as mobile (phones) and BlackBerries.

Again, it’s too early to claim a long-term trend. However, we saw our (gross adds) per sales rep increase every month in the first quarter. As part of selling new products and services, we have geared our sales commission policies not only to compensate on gross one-way and two-way placements, but to reward PCS phone sales and customer retention.

As Arch did not offer PCS phone (products) to their customer base, we have started marketing these products to this base. Once again, while three months does not make a long-term trend, we saw an increase in our phone sales each month in the quarter.

Additionally, I have charged our sales management with the task of adding strategic distribution partners over and above our Nextel and Cingular/AT&T wireless partners to further enhance our portfolio of wireless products. As of March 31st, our sales and marketing staff consisted of 539 professionals. In 2005, the balance of our integration efforts will focus on closing down more than 60 redundant sales office locations.

From a general and administrative expense integration standpoint, our billing system conversion continues to be on target for the third quarter. We will convert Metrocall’s legacy billing system into Arch’s (Boss) billing system. This continues to be a key complex effort in our integration.

Once completed, we will be able to administer subscriber data entry, inquiry, billing, and (collections) from one common platform. This consolidation will provide time, staffing and reporting efficiencies in our field sales efforts, customer service, inventory, information technology, credit, collections, and accounting.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

Like our network rationalization program, there are many dedicated employees working long, hard hours and making personal sacrifices to make this happen. This obviously puts great stress on the organization. However, when it’s complete, we will be capable of operating much more efficiently.

There are many, many more areas in the integration in addition to the billing system conversion and network rationalization, and I don’t mean to make light of them here by not mentioning them. However, 70-plus percent of our cost continues to be in headcount, site (rents) and telco expense, and the network rationalization and billing conversion will have the largest impact on these costs.

Overall, we are pleased with our integration efforts through the first quarter. Removing 35 percent of our employee base, consolidating to a single billing system mid-year, deconstructing 3,000-plus transmitters while negotiating with landlords for future commitments, represents a solid full-year challenge for the team. We’re well on our way toward achieving these goals.

Our future efforts are aggressive and challenging, but necessary. As a result – and as we have mentioned in the past – there are risks and uncertainties associated with these activities, as well as our ability to achieve the contemplated (saving) that would otherwise result from these efforts. However, reduction in our operating expenses in future quarters will be necessary, given the ongoing competitive influences affecting this company and the wireless industry.

As we have mentioned, while the overall paging market continues to shrink, our customer base is comprised primarily of enterprise-type users, including a majority of the Fortune 1000 companies, emergency service first responders, health care and government accounts that we believe continue to recognize the benefits of paging.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

Despite the continuance of competitive pressures within our industry and from other wireless messaging service providers – which have not abated – USA Mobility continues to be committed to providing cost-effective, reliable paging and wireless messaging solutions to our valuable customer base while executing an integration plan consistent with our long-term, low-cost wireless messaging platform and free cash flow generation strategy.

As the operator mentioned, co-hosting the call with me today is Tom Schilling, our Chief Financial Officer, who will discuss our operating performance for the quarter and other financial highlights.

Tom Schilling: Thanks, Vince, and good morning. For the first quarter, we reported service, rental and maintenance revenue of $159.2 million dollars and product sales of $6.5 million, for a total reported revenue of $165.7 million, compared to 141.3 million in the fourth quarter of 2004.

The increase in reported revenue was a result of the inclusion of Metrocall revenue for the full quarter, while our fourth quarter included just 45 days of Metrocall in the reported results. On a pro forma basis, service rental and maintenance revenue declined $12.8 million, or seven-and-a-half percent, from the fourth quarter of 2004, driven by a five-and-a-half percent decrease in units in service and a 1.1 percent decline in the revenue per unit.

Over the past year, on a pro forma basis, our revenue per unit has decreased five-and-a-half percent for direct units and 7.9 percent for indirect units. Over the same period, direct units – which have a significantly higher revenue per unit – have become an increasingly larger component of our revenue mix.

As a result, when measured across all units in service, revenue per unit has declined just two-and-a-half percent since the first quarter of 2004. We expect revenue per unit trends through the end of 2005 to be consistent with our pro forma experience over the past year.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

Our operating expenses for the first quarter included a – included $5 million in non-recurring severance and retention payments. As I review our operating expenses, I’ll note the impact these non-recurring costs had on each of the expense categories.

Service rent and maintenance expense include payroll-related costs of engineers and other technical professionals, terminal and transmitter site leases, and satellite and other telecommunications expenses required to operate our one-way and two-way networks.

Service rent and maintenance expenses for the quarter were $57 million, compared to pro forma expense of 62.6 million in the fourth quarter of 2004. First quarter expenses included a $1.5 million one-time reduction in expense due to the settlement of a (roaming) agreement, and expense of $324,000 for non-recurring severance and retention (costs). Excluding the impact of these two items, our service rent and maintenance expense decreased by seven percent on a pro forma basis compared to the fourth quarter. Although we expect to see continued reduction throughout the year in service rent and maintenance expense, we do not anticipate the sequential reductions in the future quarter to be as significant as it was in the first quarter.

Selling and marketing expenses consist primarily of payroll-related costs of our sales and marketing professionals, and for the first quarter, were $10.5 million, compared to a pro forma expense of $14.4 million in the fourth quarter. This represents a 27 percent reduction on a pro form basis, and is attributable to the reductions we made shortly after the merger to reduce the size of our combined sales force. The first quarter expenses included $68,000 of non-recurring severance and employee-retention (costs).

General and administrative expenses consist of a variety of expenses including inventory, customer service and other back-office support (costs). In the first quarter, general and administrative expenses were $53.1 million, and included $4.6 million of non-recurring severance and employee-retention costs. As noted in our Form 10-Q, $4.3 million of this cost related to our

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

agreement to settle the arbitration case with the former CEO, COO and CFO of Arch Wireless. Excluding the non-recurring severance and retention costs, general and administrative expenses in the first quarter were $10.6 million lower than the fourth quarter pro forma expense of $59.1 million. The pro forma reduction in expense is attributable largely to merger-related expenses included in the fourth quarter and, to a lesser extent, lower payroll-related expenses due to the smaller workforce. In future quarters, we expect further reductions in general and administrative expenses – again, however, not at the same pace we experienced in the first quarter.

One of the largest expense drivers throughout all of our expense categories is payroll-related (costs), which is directly tied to the number of employees. As of March 31st, 2005, we had 2,181 full-time-equivalent employees, which is a reduction of 13 percent since the end of 2004, and a 36 percent pro forma reduction since the year-ago quarter.

Capital expenses, which consist primarily of device purchases, were $2.6 million for the first quarter, compared with $6 million in the fourth quarter of 2004 on a pro forma basis. Better inventory management related to the merger and overall reduction in the amount of pager placement activity has contributed to the decrease. We now expect total capital expenditures for 2005 to be about $12 million to $15 million.

Finally, from a liquidity standpoint, our cash balance as of March 31st, 2005, was $37.1 million, and outstanding debt was $56.5 million. Since the quarter ended, we repaid an additional $15 million, leaving us with $41.5 million of outstanding debt. We continue to expect to be debt-free before the end of 2005.

With that, I’ll turn it back over to Vince.

Vincent Kelly: Thanks, Tom. Before we open it up to your questions, I’d like to take a couple of minutes and answer several questions that have been posed to executive management for our call today.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

As you know, the company has spent the past several weeks since our last call concentrating on the business and integration plan, and has not provided additional information outside of what was contained in our public filings.

Instead of answering these questions to investors as they have been posed, we chose to aggregate them and discuss them in this public forum where all shareholders can participate. With respect to the first question, it had to do with average revenue per unit. “What was your average revenue per unit in the fourth quarter? And how should we think about average revenue per unit directionally in the near and far term?”

Tom answered this in his prepared remarks. For the fourth quarter, though, 2004 RPU was $8.90. And you (could) see the breakout by channel and service in the schedules to our earnings release. In the first quarter of 2005, RPU was $8.66.

Overall, industry pricing has trended down over the past two years. As noted in our 2004 10-K – quote – “We anticipate that average revenue per unit for our direct units in service will decline in future periods, and the decline will be primarily due to the mix of messaging services demanded by our customers, the percentage of customers with fewer units in service, and, to a lesser extent, changes in monthly charges.” End quote.

However, we also expect to (gain) further insight, as the year progresses, with respect to our pricing strategy as it relates to other competitive technologies versus an appropriate price point for our products and services.

With respect to the second question, (it) had to do with churn. “What was churn in the fourth quarter? What impacted it positively and negatively? And how should we think about churn directionally in the near and far term?”

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

On a pro forma basis, the company had a net unit decline of 384,000 subscribers in the fourth quarter. You can see the discussion of gross placements and disconnects in our 2004 10-K. As I mentioned earlier, our results improved in the first quarter, with a net unit decline of 344,000. I should say that’s our best result in the last (two) years on a combined basis.

Also, as our base continues to shift more in favor of larger customers, we should (note) that customers with more units in service – in other words, larger accounts – historically have had lower disconnect rates. Therefore, as a percentage of our direct units in service becomes more concentrated with customers that have more units in service per account, disconnect rates should decline.

The third question: “Do you think you can stabilize the disconnect rate? At what level? And what is the plan for doing so?” As (we’ve) previously discussed, the big focus of our efforts right now is to better define our core group of users and better understand why some paging customers continue to migrate away toward other technologies.

Clearly, our industry has lost the bulk of its subscribers to mobile telephony and wireless PDA competition. Although these devices often cost significantly more than a pager they offer greater functionality and that has been attractive to many customers.

Our lowest trend in customer base are the large accounts, in other words accounts with more than 100 units in our top five industry groups. Our highest churn tends to be individual and small accounts, in other words accounts that have one to three units. We think this makes sense due to the price sensitivity of large accounts in our top five industry groups.

Question number four, use of free cash flow. Please rank management preference for use of free cash flow, in other words prioritize buy-backs, debt pay down, dividends, Dutch tenders, acquisitions, et cetera. Our answer: Our top priority of course is to pay down existing debt.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

Given that we’re getting close to this goal on a net cash basis as I noted on our fourth quarter investor call, our board will weigh various alternatives for deployment of excess cash. While we have not yet come to any conclusions, we would consider both share repurchases and/or cash dividends as primary options.

Question number five, what is the average age of your transmitter leases for both one-way and two-way? Is there a risk of accelerating disconnects if you close too many locations too quickly? Our answer; it’s difficult to estimate the average age of our transmitter leases.

We currently have over 13,800 leases on 9,850 sites with approximately 18,000 transmitters in total across the one-way and two-way system. About a third of these leases are month-to-month and the other two-third vary from one to five-year terms.

Whenever possible we try to renew leases on a month-to-month basis or with a 30-day out clause. Part of the channel rationalization process is to move customers off of a frequency that we would like to be commissioned. This involves both a natural migration as customers are added and cancelled throughout the normal course of business and in some cases also involve contacting the customer, explaining what we’re doing and why.

Sometimes it’s possible to up-sell with new equipment and/or services, creating a positive experience for the customer and the company. Other times the customer decides that the work to change out a pager is more than the value of the pager. Every effort is made to ensure that these changes are as painless and pleasant as possible for our customers.

Question number six; what is the long-term plan for the business once it winds down to a smaller core subscriber base? Our answer; our strategy continues to be operating a free-cash flow based wireless company focused on retaining our core users, sale them in products and services

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

with as little to no up-front investment and cost efficiency. In other words we’ll keep taking out costs for as long as possible.

We still think paging is going to be a viable wireless alternative to this customer to want the lowest cost product that works over the largest geographic area possible with great in-billing penetration and better realize characteristics.

Question number seven: What does the MCI take-out mean for your business, in that same context the SBC-AT&T merger as well. Our answer: With MCI, which owns paging provider (Skytel) who was eventually acquired by Verizon, it’s not likely to have any direct impact on USA Mobility’s business. As you know Verizon already owns paging assets and may consolidate (Skytel) with those assets.

If so Verizon paging would become a slightly larger competitor although still significantly smaller than USA Mobility. Likewise the combination of SBC and AT&T isn’t expected to have any direct impact on USA Mobility’s business, although SBC also holds paging assets.

Question number eight: What is your stance on M&A? Are you, would you consider M&A yourself? Our answer: As noted on our fourth quarter investor call we may have an interest in further acquisitions at some point. In the near term however, management will be primarily focused on the integration of our geometrical and supporting our free cash-flow base strategy.

Last question, probably the most frequently asked question, question number nine: I know you said no visitors but I have to ask one last time, can we come visit with management? Our answer: Our Board of Directors and management have decided not to participate in one-on-one meeting and conference calls with investors for the time being.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

As a merger integration process evolves and management gains greater clarity on the industry outlook we will review our policy regarding the nature and timing of investor communications. OK. That was the last pre-prepared question and answer.

With that I’ll ask the operator to open up the line for your live questions. In the interest of time we are limiting each caller to one question and one follow-up.

Operator: If you would like to ask a question at this time, please press star then one on your telephone keypad. If you are in the queue and wish to withdraw your question, press star then nine.

The first question comes from (Ethan Schwartz) of (CRT Capital Group).

(Ethan Schwartz): Hi you guys. Thanks for giving us so much information. That’s really very helpful. I want to ask you back on the issue of savings. I think as part of the run-up to the merger you had projected. Annual savings for G&A of about 25.3 million and for sales and marketing of about 25.9 million; is that still achievable off of you know the run rate that you were running pro-forma in Q-4?

Vincent Kelly: first of all I’m not clear when you say we projected. Are you talking about the information that was in the supplement to our S4?

(Ethan Schwartz): I think that was the source when you were making presentations about the Arch/Metrocall merger.

Vincent Kelly: Yes. We were very clear in that supplement that the reason that we put those numbers in the supplement was with respect to a settlement of a class action shareholder lawsuit and that we wouldn’t be updating those projections or presenting a contrast in comparison to those projections with our actual results.

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

I will tell you that the information that we gave you this morning, that Tom gave you directionally off of our first quarter results. We feel that we’ll continue to take costs out of the business. We feel that we’ll continue to take significant costs out of the business.

But until we complete a number of our ongoing activities right now, specifically in some of the negotiation we’re having around our channel rationalization with the larger landlords and specifically the impact of the benefits that we get from the billing system conversion, which right now is scheduled for July.

We’re not at a point with the level of granularity that we would feel comfortable giving you specific guidance for the year. Would we like to do that? Very much so, but we’re just not at a point where we could give that to you.

So what I can tell you is that you got a lot of people working long hours working hard to take costs out of this business. We merged this company back in November with 2,800 employees. By the end of this year we’ll have 1,800 employees. That’s 35 percent of our employee base. We’ll have one billing system.

And if you think about it in terms of the 18,000 transmitters that we had and our goal to get down to around 9,000 transmitters by about 2009 we’ll have taken a third of that target goal out by the end of this year that will have a very positive impact on our operating expenses in terms of lowering them. But again at this point we’re just not in a position to quantify that for you in a public manner.

(Ethan Schwartz): OK. And then just a follow-up, second question. Can you break out just percentage of revenues from healthcare, governments and other?

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
Confirmation # 8126403

Vincent Kelly: You know we have not done that historically and I do have that data. I don’t have it laying here in front of me. We do track that obviously. We track units. We track churn. We track revenue and we track RPU by channel in terms of our core customer analysis.

We’ll discuss whether we want to start giving that information publicly. I can understand why you would want it. I need it to manage this business but I’m just not in a position to give that to you today (Ethan). And I appreciate the amount of work and effort you put into your models in analyzing things. But I’m just again not in a position to share that information.

(Ethan Schwartz): OK. Thanks a lot and thanks for all the helpful information that you did give us. It was really very good.

Vincent Kelly: Sure (Ethan) and again, just let me make it clear. You know we would intend going forward as we get further granularity to review the types of information that we share with the market. And we will continue that evaluation and analysis. And hopefully in future quarters, particularly when we get a one-billing platform it will be easier for us to be a little bit more forthcoming with some of your answers.

Operator: The next question comes from (Michael Lippert) of (Baron Capital).

Vincent Kelly: Hi (Mike).

(Michael Lippert): Hi Vince. How are you doing?

Vincent Kelly: Good.

(Michael Lippert): Thanks for taking our questions. I’ll ask two pretty quick ones. One, my recollection around the time, you know, you were discussing the merger. One of the benefits that you were

USA MOBILITY
Moderator: Vincent Kelly
05-11-05/10:00 a.m. CT
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talking about was on the RPU side in a sense that Arch or Metrocall wouldn’t be out there competing.

So in particular with respect to the direct one-way business, which is your largest business and the one you control the most. If you could talk about you know sort of the RPU trends there and what you see over the long-term and can that business actually stabilize.

And two, to come at the cross-question a little bit differently; you know the company pre-merger were running sort of low 30 percent EBITDA margins. Given all the work that you’re going to do this year do you foresee you know ending the year at something above a 30 percent EBITDA margin? If so can you give us a range or a target of where you think we could be a fourth quarter ‘05 kind of run rate. Thanks.

Vincent Kelly: OK. Let me (Mike) just take the first question with respect to the RPU. If you look at the direct RPU in the business, our total direct RPU at the end of the first quarter was $9.72. And you can look at it you know at the end of the first quarter a year ago and it was $10.35 so obviously it’s come down.

One of the things that we all know happened historically, Metrocall and Arch were competitors. There was volume in velocity between our businesses, swapping customers back and forth to each other; often times that was done, unfortunately with lower prices. A lot of that has ended and you can see that in our gross ads and you can see that in our cancellations.

The gross adds have come down, not just as a result of lowering the amount of sales people we have, but as a result of a lot of that activity ceasing those cancellations have also come down. So from a net perspective we can see what the impact on the business is and that affects our average revenue per unit.

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It’s with average revenue per units though times that RPU that generates the revenue. And when we look at what’s affecting the RPU right now, what’s affecting the RPU right now is a couple of factors. Number one, as we turn off customers a lot of the customers that we turning off are smaller accounts that didn’t have the volume-discounting going on and so they had a higher RPU associated with them so they come out on the direct side.

So even though within a given direct account, that particular account, like when we talked about you know our top 150 accounts in the business in the first quarter not having much cancellations, not having much revenue erosion at all. We can go in and re-price those accounts. Those accounts aren’t getting lower prices they’re just still there. They have lower RPU because they’re large accounts. It’s the higher RPU accounts that turned off.

The other thing that’s happening that’s affecting our business right now that still causes some of the churn that particularly affects RPU as these higher RPU smaller accounts turn off is that just the functionality with other wireless products and services is there, it’s not really there with paging.

You know if you think about it the last real innovation or product enhance in paging was in 1999. And so what we’re selling today is basically the same functionality. There’s really no R&D going into paging right now. In 1999 we had 45 million subscribers in the industry. We have about 9 million subscribers today in the industry.

And so there’s been a rotation out of paging as I mentioned to mobile telephone because the perceived value to a smaller account that may have a mobile phone anyway and he can get a data package along with that or a Blackberry, he’ll move.

It’s the larger accounts that won’t move right now; at least they haven’t shown a propensity to move. Because if you’re a very large account and you have 10,000 pagers and you have 5,000

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pagers and you’re paying $9 or you’re paying $8 for those pagers you still don’t want rotate 10,000 times eight into an account that’s basically 10,000 times 40 or 10,000 times 50. And so we are seeing some stability on those larger core accounts.

One of the things that we want to do with RPU and with the entire analysis is take a look at when we’re targeting businesses. Instead of just going out there and targeting older users of paging services that might be with (Skytel) or might be with Verizon or might be with a myriad of other smaller regional local competitors.

We want to take the result from the survey we’re doing and take some case studies in terms of why paging is still a very, very cost effective and valuable emergency type communications medium. And we want to market that to new customers at rates we think make sense and still offer a compelling value.

So when I look at RPU I think that the dynamics of RPU on a going-forward basis will be very similar to what we saw last year as a result of the base shifting slowly but surely more in favor of those larger type of customers in our top-ten to top five industry classification groups. But it’s not just because we’re going to those customers and necessarily lowering their prices, it’s just that they’re becoming a bigger component of our customer base.

With respect to your second question on cost, again and I wish this wasn’t the case. But we’re just not at the point right now (Mike) where we want to give guidance on where our margins are going to be or what our costs are going to be because we’ve got a number of moving factors in the business right now that can impact that answer. And until those things settle down and stand still for me I’m not in a position to give you that guidance. Unfortunately you’re on your own.

(Michael Lippert): Let me ask you this question with respect to margin. Are you comfortable that sequentially margins should improve from this point even if you’re not willing to give me sort of a

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target for the year-end? Or you know when I look at the business I don’t see any reason why that shouldn’t happen as some of the energies of the merger start you know becoming better in the cost base.

Vincent Kelly: I’m comfortable that sequentially our costs will go down. What I can control and if I look at our business internally and see that, gee we’re kind of putting on the gross ads that we thought we’d put on, we’re very, very close. I can’t control yet what the cancellations are going to be, even though we’re trying with customer service or trying with other things.

Cancellations have run higher than we anticipated. That means the net units in service have been lower than what we anticipated. That’s impacting our revenue. And as you know your margin’s comprised of your revenue and your operating expenses. Lowering your operating expenses, if your revenue stayed flat obviously your margins would increase. But the revenue is going to be impacted on the rate of customer cancellations.

We’ve seen some very good trends. But I think I mentioned that you know three months of sequential improvement in the first quarter, and the first quarter being much better than the fourth quarter and the first quarter being much better than the first quarter a year ago.

And we’ve seen a lot of improvement up till you know this date. But that can change going forward for reasons that I don’t control right now and that this management team and company doesn’t control so I’m uncomfortable answering your question with respect to margin. I am comfortable answering your question with, are costs going to keep going down? You bet our costs are going to keep going down.

Operator: Thank you. The next question is from (Matt Purke) of (Robin Capital).

Vincent Kelly: Hi (Matt).

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(Matt Purke): Hey could you tell us whether or not the 12 million of lease payments that were cited in the 10-Q, is it fair to add those back to EBITDA to try to get at a pro-forma recurring run-rate of EBITDA as opposed to what was actually reported?

Vincent Kelly: I’m not sure I’m following your ...

Tom Schilling: Hey (Matt) could you explain what 12 million you’re referring to in the 10-Q?

(Matt Purke): There was a comment in the Q, hold on a sec, about lease terminations – 12.4 million of extra costs that you could not cut yet. It appeared to be lease payments for transmitter locations. I was wondering if that was something that was a cost you had in the quarter but that you won’t have on a go-forward basis long-term due to the restructuring of the infrastructure.

Tom Schilling: No. These are the costs that are going up because of the merger. You’ve got to remember the Q is on a reported basis. And our reported expenses in the first quarter went up because of the inclusion of Metrocall leases for the full quarter. And that’s what that refers to.

Vincent Kelly: Yes. Fortunately one of the problems with the GAAP is that’s difficult for investors to appreciate. I mean what it’s basically saying (Matt) is that our site lease costs went up in the first quarter over what they were on a GAAP basis in the fourth quarter. But understand the fourth quarter only included 45 days of Metrocall in the combined results and a full 90-days of Arch in the combined results.

So all you’re looking at is effectively an increase that has to do with the GAAP accounting, purchase accounting in having partial quarter for the combined company in the fourth quarter and now a full quarter for the combined company in the first quarter. On a pure quarter-over-quarter basis those costs came down and will continue to do so.

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Operator: The next question is from (Jed Bonham) of (Cadmus Capital).

(Jed Bonham): Hi guys.

Vincent Kelly: Hi (Jed).

(Jed Bonham): Thanks for having the call today and thanks for all the additional information. I guess two questions; one, the first question is on your provision for doubtful accounts as it’s shown in your cash flow statement. It looks like it was seven million in the quarter, which is dramatically higher than it’s been in previous quarters.

And I don’t know if I’m looking at this right but that looks like it’s roughly 20 percent of your accounts receivable. So if you could provide some details on that. I would also assume that as you move towards your larger accounts that your credit should get better. So maybe you could give us some insight into that number.

Vincent Kelly: Yes. That’s the same phenomenon as (Matt’s) question. What you’re seeing in the first quarter as a provision for doubtful accounts it has a full 90-days of the combined Metrocall and Arch together with it. Whereas in the fourth quarter and in previous quarters you were just looking at Arch data and in the fourth quarter you were looking at Arch data, plus half a quarter of Metrocall data.

I can tell you that the second part of what you said is absolutely true. The actual quality of the accounts is improving and our bad debt expense has been going down quite nicely over time, including in the first quarter.

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(Jed Bonin): No. I understand the purchase accounting that was used. But to provision for 20 – are you going to be provisioning 20 percent of your accounts receivable going forward? I’m not asking for a projection but maybe just some type of – I’m just trying to get a sense for whether I’m looking at that correctly, that you are provisioning for 20 percent of your accounts receivable.

Tom Schilling: I don’t think we are going to be provisioning 20 percent of accounts receivable I think in terms of methodology. And as Vince said we have seen improvement in our collectability. And we also expect to see improvement.

Arch had a little bit better history in terms of provision of doubtful accounts that Metrocall had in terms of service credits, et cetera. And as we convert to the Arch billing system mid-year we expect to see some other operational improvements there that should help us reduce that going forward.

(Jed Bonin): Yes I mean if I, and I’m sorry to belaboring the issue. But if I look back historically I mean I’m a legacy Arch shareholder. I’ve been a shareholder for about three years. And typically they would provision I know five, six, seven percent of accounts receivable. Conceptually that seems about right to me. Is that sort of the right range or how should I think about that?

Tom Schilling: You know to benchmark it off of a percentage of the accounts receivable is not how we benchmark it; how we approach it is as a percentage of your billed revenue and of your reported revenue. That’s really how we measure it and monitor it.

When you have changes you know from cutoffs in terms of what your receivable balance is you can get fluctuations in that percentage at any given time. So I would advise not probably benchmarking against a percent of receivables.

Vincent Kelly: Hasn’t it though been running about one percent of revenue ...

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Tom Schilling: ... yes ...

(Jed Bonin): ... at net expense? Is that right.

Vincent Kelly: Yes. It’s been running around one percent of revenue, which historical standards is great for us.

Male: Is low.

(Jed Bonin): Great. Just very quickly, a very quick second question related to general and administrative expenses. In the quarter if you add back the settlements base your G&A was about 50 million, I’m sorry it was about 48 million. You know if I go back to the third quarter of ‘04 and I add together Arch’s G&A with Metrocall’s G&A I come up with about 50 million.

And it just seems a reduction of two million over a six-month period is certainly not adequate for this business considering the decline in – and I know you’ve talked about these cross times. I just can’t figure out why your G&A has basically stayed flat, as you’ve incurred fairly significant churn in your subscribers.

Vincent Kelly: Well there’s a couple of things going on in there. First of all it hasn’t stayed flat. You have to put into perspective. I mean if you go back to the third quarter of ‘04 you’re right. But if you go back to the first quarter of ‘03 our G&A was 80 million, you know if you add the things together.

These business, both Metrocall and Arch and now USA Mobility on a combined basis have taken out massive costs from the business up until the merger. And now at the merger we’re going to continue to take a lot of costs out.

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One of the things that we’ve done – I’ve said earlier that we’re going to take a thousand people out of the organization from our merged state, we’ve taken two-thirds of those out by the end of the first quarter. What we have left to do has to do with the channel rationalization program we have right now and has to do with the billing conversion ((inaudible)) just needs to get behind you.

So we’ve taken a lot of costs out. We’ll continue to take a lot of costs out. And there’s other costs obviously that are in here that you mentioned, some settlement costs, there’s legal costs in here that over time are going to be coming down. But we will continue to make progress in the G&A area. We will continue to take costs out there.

Operator: The next question is from (Ronnie Kaplan) of (Woodpoint Capital).

Vincent Kelly: Hi (Ronnie).

(Ronnie Kaplan): Hi. How are you?

Vincent Kelly: I’m fine.

(Ronnie Kaplan): Good. Question for you on cash, right now according to your press release it looks like you’re on a net debt basis, debt free taking the debt from the cash you have. And wanted to know what level of cash is appropriate for this business on a going-forward basis. And a follow-up to that, when you think you’ll be making a decision on what to do with the cash once the debt’s paid off, which you know at the present run-rate looks like it may be within the next few months.

Vincent Kelly: Again I agree with your conclusion with respect to we’re about net debt free in the immediate future here. And with respect to how much cash we need to operate the business, we have been operating with the strategy to keep between $20 and $25 million of cash.

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And that’s simply a buffer that allows us on a monthly basis once a month to pay effectively our site rents, which right now are aggregating around $11 million a months, and that always comes on the first of the month. And also to pay our payroll, which is every two weeks. And some months as you can imagine the way the timing works on payroll you’ll all of a sudden have a week where you’ve got a payroll and site rent hitting at the same time so it’s kind of a double-whammy.

So in general (Ronnie) we would keep between $20 and $25 million for now. Going forward over time obviously as we make more progress on the head count, as we make more progress on the site rent we can lower that number. With respect to our goals for the cash and our goals you know going forward with what we want to do with this company.

One of the things that the Board is evaluating right now is this specific question. This is probably the second most asked question when investors call us. And I mentioned that you know right now our preferences lean toward stock repurchases and dividends. We think both of those look pretty good.

We haven’t been as you all probably have seen, rushing out to do another deal and buy another paging company where we’ve got to use up a lot of cash. So that right now doesn’t seem to be at the top of our priority list when we look at this question and we look at what makes the most sense to our investor base.

We have a good board of directors. We are very focused on this question. My primary focus has been on the integration in running this company. There will be more on this you know in the future coming forward but right now I’ve got to stick with my pet answer that we continue to evaluate this and obviously we’ll let you know as soon as we make a conclusion.

(Ronnie Kaplan): OK. Thank you.

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Vincent Kelly: Thank you.

Operator: Your next question comes from (Stewart Kwan) of (Zander Capital).

Vincent Kelly: Hi (Stewart).

(Stewart Kwan): Hey Vince. How are you?

Vincent Kelly: I’m fine. How are you?

(Stewart Kwan): Good. Just a few questions here. When you said that you’re not interested in additional M&A in the near term and you’re focused on integrating Arch and Metrocall can you just better define for us what near-term means?

Vincent Kelly: Near-term means really over the course of this next quarter. We’ve got to get the billing system conversion done. It really wouldn’t make a lot of sense to be out there doing a lot of due diligence right now and trying to do acquisitions until we get on one common platform and have one common set of procedures and policies.

So you know if we were to do any type of M&A initiative it would be at a minimum in the second-half of this year and we would have to go through the evaluation. We have not done that right now. We’re not active in that area right now. We’re actively focused on the integration.

(Stewart Kwan): Yes. And when you’re looking at potential acquisitions what type of evaluation, either pre or post synergies as a multiple of free cash flow would you be comfortable paying?

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Vincent Kelly: Again (Stewart) we just haven’t done that work. I don’t want to put a stake in the ground on that yet because I don’t want to set any expectations, particularly for any potential targets because we’d have to make that analysis later.

And I think that in my view the most valuable company in this industry is USA Mobility and there’s a big gap between this company and what the other companies would be worth. So I don’t even want to start down a path that might set some expectations that just make it more difficult in the future for somebody.

(Stewart Kwan): Yes. And in terms of the potential stock buy-back, can you just talk a little bit about how that the five percent and the NOL tax issue would be handled?

Vincent Kelly: We’re not at the point where we want to go through that in great detail right now. We’re at the preliminary phases of evaluating all of that in the context of what we would do with our cash and what we would do with this company to create value for our shareholders. And we’re just not at a point where I could share anything with you there that would be meaningful at this date.

(Stewart Kwan): Yes. And then in terms of the dividend, were you thinking of regular dividend or special dividend.

Vincent Kelly: Same answer, we’re just not there yet (Stewart). And I know it’s an important question. We get it a lot and I’m sorry I can’t answer it more specifically right now.

(Stewart Kwan): OK. And then can you just give us a little more color on you talked about your sales force selling additional products, PCS phones and Blackberry’s. Can you just give a little more flavor for what the bundled proposition would be for that customer?

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Vincent Kelly: Right now as you know we really have a business-to-business focus with USA Mobility so we’re not putting a lot of effort into consumer or retail type you know mobile phone sales. What we’ll do is we’ll go into a large account and we’ll try to evaluate that account through a dialog in terms of their wireless communications needs.

What happens is as you’re also aware (Stewart) many of these large accounts have a variety of needs throughout the organization. The bosses generally want Blackberry’s. Middle management generally wants some type of a mobile phone that also has a data device capability associated with it.

But a lot of times when the purchasing agents and these decision makers are buying for people on the factory floor, buying for their service people they’ll buy pagers. And so we’ll have to be able to offer you know all wireless products and services and we have to be able to you know solve that customers wireless communications needs. Because if we don’t somebody else is and then our subscriber base on the paging side may be at risk.

So right now we’re having a lot of success selling the Nextel phones, the Nextel Blackberry’s. We’re not selling as much on the AT&T phone side as we used to because that was more consumer focused. And I’ve mentioned that I’ve charged the management team on the sales side to come up with some more strategic distribution partnerships, which we’re not ready to talk about yet today because quite frankly they’re not there yet.

But we want to come up with that because when I look at what value this company has in terms of long-term value that we can unlock for our shareholders. One of the key value assets in my mind is this customer base and this relationship we have with this customer base.

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Let me make it clear. We’ve got a majority of the Fortune 1000 accounts, the customers at USA Mobility. We have an enormous amount of government accounts and we’re really working hard right now with a number of agencies to expand that relationship.

We have an enormous amount of hospital/medical accounts, emergency service and first responders. And to me that’s a great value of this company and while yes, we’ve been busy last year trying to get the merger done. We’ve been busy trying to integrate it.

I really want us turning our energies and focus on that account base and really trying to extract value through sales of additional products and services because we’ve already got the relationship. You know we’re going to go out and talk to, hopefully we’ll get this wrapped up by the end of June, our top 150 accounts. And that’s, you know over a million subscribers, it’s 15 percent of our revenue base, 15.7 percent of our customer base.

We’re going to know what they want, what makes them tick, how we can better serve them you know by the end of June. And we’re going to report that back to our Board and we’re going to try to use that information for our strategy you know going forward. But that’s what I mean when we talk about selling these other products and services and how we think about the business in terms of what we want to do with it longer term.

(Stewart Kwan): And for those accounts that do, are buying a bundled product. How are you accounting for that in the subscriber data?

Vincent Kelly: Well when an account buys a bundled product it’s not really a bundled product. An account will have pagers and those pagers will be billed on a monthly basis just like they always have been and the revenue is recognized as disclosed in our 10-K and 10-0Q.

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Moderator: Vincent Kelly
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When we sell a phone, and these phones are sold, they’re not leased. We have a one-time sales amount in commission that comes from the carrier and there’s a small residual that we also get from one of the carriers that we don’t disclose for competitive reasons. And that’s accounted for as recurring service revenue and the one-time sale is value in our product sales.

(Stewart Kwan): OK. And what’s the total size of the sales force currently?

Vincent Kelly: 529 selling and marketing and marketing professionals and of that actually 539 at the end of March. And of that there’s about I’d say a hundred of them that are in a variety of categories that aren’t just direct sales that might be marketing people.

They might be specifically focused on national accounts. They might be specifically focused on the healthcare segment. So they’re specifically targeted. So I’d say about a hundred of them do very specific targeting type functions and about 439 of the 539 at the end of the first quarter were just what you would call direct sales people out in the field.

Operator: And the last question comes from (Michael Lippert) of (Baron Capital).

Vincent Kelly: Hi (Mike).

(Michael Lippert): Hey Vince. I just have one follow-up. You know you had given us the subscriber losses for January, February and March since we’re able to see the trend there. Given that it’s you know May 10 and you are on a public forum I was wondering if you had that April data and you’d be willing to release it to us.

Vincent Kelly: I do have the April data. I’m not willing to release it to you. I look forward to talking to you guys after the second quarter results.

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(Michael Lippert): OK. It was worth a shot, yes?

Vincent Kelly: Yes. Good try. I know I could count on you for that one (Mike). If there’s no other questions I want to thank everybody for joining us for our first quarter investor conference call. As most of you know we have our shareholder’s meeting coming up on May 18.

We look forward to seeing some of you there. I know some of you are coming in. And we also look forward to talking to you at the end of our second quarter. Your management team is focused and committed to this business. We appreciate your support and have a good day.

END